FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
December 4, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Results of Drilling at Angowice-1 Well

Salt Lake City, December 4, 2014 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Angowice-1 well was drilled to approximately 3,880 meters and will be plugged and abandoned.  The well did not find significant porosity in any of its potential reservoir zones.  However, the Angowice well did encounter some organic rich shales and hydrocarbon shows, indicating an active hydrocarbon source system.  More important, the well provides critical downhole data in an area where there was no previous deep drilling.  The Company will move forward with its exploratory drilling program in the Edge license while it continues to integrate data from the Angowice well.  The Angowice-1 well is located in the Edge license in northwestern Poland where FX Energy is the operator and owns 100% of the working interest.

“The Angowice-1 well gives us a very important data set to calibrate our seismic data and help us develop a much better picture of the geological setting in the Edge license area,” said David Pierce, Chief Executive Officer.  “We need to understand the geological setting in detail in order to know more precisely where carbonates were deposited.  Of course we would have liked to see good reservoir development and a commercial well, but the data from this well is very important to the overall exploration effort.  The Tuchola gas field discovery told us conditions exist for significant hydrocarbon accumulations in this area.  The Angowice data will help us improve our seismic and geological interpretations and narrow our search for the carbonate depositional areas.  We are moving ahead with our exploratory drilling plans in the Edge license.”

The Company has acquired 240 square kilometers of 3-D seismic in the acreage surrounding the Tuchola-3 and Tuchola-4 discoveries.  This area has been under evaluation but no drilling decision was made pending the outcome of the Angowice-1 well.  The Company noted that it has three potential new sites in the Edge license under review for drilling in 2015.  The first location is an offset to the Tuchola discovery wells.  An offset well would test the same reservoir that is productive in the Tuchola-3 and Tuchola-4 wells, but in the eastern portion of the structure that may be fault sealed from the existing wells in the western part of the structure.  The two other locations would test previously undrilled prospects identified on the same 3-D seismic.

In addition, the Company has a 3-D seismic program underway on 300 square kilometers in three other blocks in the Edge license.  FX Energy expects to have data from those areas available for evaluation beginning in March 2015.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.